Exhibit 99.1

FINANCIAL CONTACT:	MEDIA CONTACT:
Mark Pogharian	Jeff Beckman
717-534-7556	717-534-8090

HERSHEY ANNOUNCES SECOND QUARTER RESULTS

•	Second-quarter net sales in line with last year, including the impact of acquisitions and divestitures and foreign currency exchange rates

•	Net acquisitions and divestitures a 1.4 point benefit

•	Unfavorable foreign currency exchange rates a 1.3 point headwind

•	Second-quarter reported net loss of $0.47 per share-diluted

•	Reported results include impairment charge of $250 million, or $1.13 per share-diluted

•	Adjusted earnings per share-diluted of $0.78

•	Outlook for 2015 net sales updated and adjusted earnings per share-diluted reaffirmed:

•
Full-year net sales expected to increase 1.5% to 2.5%, including a net benefit from acquisitions and divestitures of about 1 point and unfavorable foreign currency exchange rates of approximately 1.5 points

•	Adjusted earnings per share-diluted reaffirmed, expected to increase 3% to 5%

•	Quarterly dividend declared on Common Stock and increased 9%

HERSHEY, Pa., August 7, 2015 — The Hershey Company (NYSE: HSY) today announced sales and earnings for the second quarter ended July 5, 2015. Consolidated net sales were $1,578.8 million compared with $1,578.3 million for the second quarter of 2014. Reported net loss for the second quarter of 2015 was $99.9 million or $0.47 per share-diluted, compared with net income of $168.2 million or $0.75 per share-diluted for the comparable period of 2014.

“Second quarter operating results were largely in line with our revised expectations, particularly in the North America business where we continue to build on our momentum,” said John P. Bilbrey, Chairman, President and Chief Executive Officer, The Hershey Company. “Net sales increased 1.3% in the second quarter, excluding unfavorable foreign currency translation of 1.3 points. U.S. results were slightly ahead of our expectations with year-to-date combined candy, mint and gum (CMG) market share up 0.1 points. Results were adversely impacted by international performance, primarily in China. As previously stated, macroeconomic challenges and changing consumer shopping behavior in China were a headwind. Over the remainder of the year we are optimistic that our core brand and new product initiatives in both North America and international markets will drive growth. The continued rollout of new products as well as solid Halloween and Holiday orders provide good visibility into our net sales outlook over the remainder of the year, particularly in North America. I’m also pleased that the Board approved the dividend increase. The company continues to generate steady free cash flow and has a strong balance sheet. This dividend increase reflects our confidence in Hershey's marketplace position and long-term growth potential.”

As described in the Note below, for the second quarter of 2015, these results, prepared in accordance with U.S. generally accepted accounting principles (GAAP), included net pre-tax charges of $281.9 million, or $1.23 per share-diluted. These charges included $26.1 million, or $0.08 per share-diluted, primarily related to the business productivity initiative announced on June 19, 2015. Net acquisition, integration and transaction costs were $2.3 million, or $0.01 per share-diluted, international business realignment and other supply chain program costs were $2.8 million, or $0.01 per share-diluted, and non-service-related pension expense (NSRPE) was $0.9 million. Additionally, the company performed an initial assessment of the fair value of the Shanghai Golden Monkey (SGM) business as a result of several contributing factors. Thus far in 2015, SGM net sales and profitability have been significantly lower than initial expectations. In addition, as part of the ongoing integration process, the company has continued to assess the quality of SGM’s accounts receivable and existing distributor networks. As a result of this assessment, the company has recorded an initial non-cash goodwill impairment charge of $249.8 million, or $1.13 per share-diluted. The company expects to finalize its valuation assessment in the third quarter of 2015 and additional charges, including charges related to other long-lived assets, may be required. The company anticipates completing the acquisition of the remaining 20% of SGM in the fourth quarter of 2015, but the timing and terms will be informed by the results of the ongoing assessment. The reconciliation of GAAP earnings per share-diluted to adjusted earnings per share-diluted also reflects a $0.02 per share-diluted impact resulting from the exclusion of certain otherwise dilutive securities, the inclusion of which would be antidilutive in the calculation of GAAP earnings per share-diluted due to the GAAP net loss.

Reported gross margin of 46.6% increased 110 basis points versus last year, while operating profit declined 97.3% to $7.5 million. For the second quarter of 2014, results included net pre-tax charges of $2.0 million or $0.01 per share-diluted. These charges included $1.2 million related to the Project Next Century program, net acquisition and transaction costs of $1.1 million, and non-service-related pension income (NSRPI) of $0.3 million. Adjusted net income, which excludes these net charges, was $171.9 million, or $0.78 per share-

diluted, in the second quarter of 2015, compared with $170.0 million, or $0.76 per share-diluted, in the second quarter of 2014, an increase of 2.6% in adjusted earnings per share-diluted.

For the first six months of 2015, consolidated net sales were $3,516.6 million compared with $3,450.2 million for the first six months of 2014. Reported net income for the first six months of 2015 was $144.8 million or $0.65 per share-diluted, compared with $420.7 million or $1.86 per share-diluted for the first six months of 2014. As described in the Note, for the first six months of 2015 and 2014, these results, prepared in accordance with GAAP, included net pre-tax charges of $281.6 million and $15.4 million, or $1.22 and $0.04 per share-diluted, respectively. These charges included $26.1 million, or $0.08 per share-diluted, primarily related to the business productivity initiative announced on June 19, 2015. Charges associated with international business realignment and other supply chain programs for the first six months of 2015 and 2014 were $5.2 million and $4.3 million, or $0.02 and $0.01 per share-diluted, respectively. Acquisition and integration costs for the first six months of 2015 and 2014 were $4.9 million, or $0.01 per share-diluted, and $12.0 million, or $0.03 per share-diluted, respectively. Additionally, for the first six months of 2015 NSRPE was $2.9 million, or $0.01 per share-diluted, compared with NSRPI of $0.9 million in 2014. Also, in 2015 the company had a gain on the sale of a trademark of $10.0 million, or $0.03 per share-diluted, incurred divestiture costs related to Mauna Loa of $2.7 million and recorded an impairment charge of $249.8 million, or $1.13 per share-diluted, related to SGM. As described in the Note, adjusted net income, which excludes these net charges, was $415.4 million, or $1.87 per share-diluted, for the first six months of 2015, compared with $430.0 million, or $1.90 per share-diluted, for the same period of 2014, a decrease of 1.6% in adjusted earnings per share-diluted.

In 2015, the company expects reported gross margin to increase 125 to 135 basis points versus last year and reported earnings per share-diluted of $2.49 to $2.66, including net pre-tax GAAP charges of approximately $1.52 to $1.61 per share-diluted. This projection, prepared in accordance with GAAP, assumes business productivity initiatives of $0.29 to $0.35 per share-diluted, international business realignment and other supply chain program costs of $0.04 to $0.05 per share-diluted, NSRPE of $0.04 to $0.05 per share-diluted, net acquisition, integration and transaction costs of $0.05 to $0.06 per share-diluted, a gain on the sale of a trademark of $0.03 per share-diluted and the aforementioned goodwill impairment charge of $1.13 per share-diluted.

Second-Quarter Performance

Consolidated net sales were $1,578.8 million in the second quarter, in line with the second quarter of 2014. Price realization, primarily in the U.S., was a 5.8 point benefit. Volume was off 3.6 points due primarily to elasticity related to the previously announced price increase, in line with expectations and lower sales in China. Increased promotional spending, mainly in China, and foreign currency translation were a 2.3 point and 1.3 point headwind, respectively. Net acquisitions and divestitures were a 1.4 point benefit. North America net sales were slightly better than expectations, primarily due to solid U.S. CMG performance. International and Other net sales, excluding the benefit of the SGM acquisition and unfavorable foreign currency exchange rates, declined versus a year ago due primarily to the underperformance of Hershey’s chocolate business in China.

Adjusted gross margin was 46.7% in the second quarter of 2015, compared to 45.4% in the second quarter of 2014. The 130 basis point increase was driven by net price realization, supply chain productivity and costs savings initiatives, partially offset by international trade allowances and inventory obsolescence, primarily in China.

Advertising and related consumer marketing expense declined about 3% in the second quarter, driven by a reduction in international spending. Selling, marketing and administrative (SM&A) expenses, excluding advertising and related consumer marketing, increased about 7%. Excluding the SGM, KRAVE Pure Foods, Inc. (Krave) and Allan Candy Company (Allan Candy) acquisitions and the Mauna Loa Macadamia Nut Corporation (Mauna Loa) divestiture, SM&A expenses excluding advertising and related consumer marketing were about the same as the year ago period. Consolidated adjusted operating profit increased 3.3% to $289.4 million in the second quarter of 2015, compared to $280.1 million in the second quarter of 2014.

Additionally, the Board of Directors of The Hershey Company declared a quarterly dividend of $0.583 on the Common Stock, an increase of about 9%, or $0.048 per share. The Board also announced a quarterly dividend on the Class B Common Stock of $0.53, an increase of about 9%, or $0.044 per share. Solid North America results, as well as the company's focus on working capital, generated an increase in operating cash flow during the first six months of the year. The company's solid balance sheet and ability to generate consistent and predictable free cash flow should enable the company to support a dividend payout ratio of at least 50%.

Outlook

“Over the remainder of the year, we expect that net sales will be driven by strong Halloween and Holiday seasonal programming and the continued rollout of new products in North America, including, Kit Kat White Minis, Hershey’s Caramels and Ice Breakers Cool Blasts Chews,” Bilbrey continued. “Additionally, the launches of Brookside Fruit and Nut Bars, Hershey’s Kisses Deluxe and a limited launch of Reese’s Snack Mix and Hershey’s Snack Bites brings the right level of excitement, variety and news to the category. For the second half of the year in China, distribution gains in smaller format stores and a broader rollout of Brookside chocolates are on track. Year-to-date advertising and related consumer marketing is up about 3%, and with the exception of China, our methodology hasn’t changed. Given the changing consumer dynamics and our ongoing work in China, we expect advertising and related consumer marketing in this market to be lower than last year. However, for the full year, we still expect North America advertising and consumer marketing to increase around two times the organic net sales growth rate. We believe these investments in new products and marketing will enable us to build on our North America momentum, positioning us to deliver on our objectives.”

The company estimates full-year 2015 net sales will increase around 1.5% to 2.5%, including a net benefit from acquisitions and divestitures of about 1 percentage point and unfavorable foreign currency exchange of approximately 1.5 percentage points. Excluding unfavorable foreign currency exchange rates, full-year net sales are expected to increase about 3.0% to 4.0%. For the full year, the company expects gross margin expansion of 135 to 145 basis points as solid North America gains, driven by price realization, are partially offset by international softness related to the aforementioned higher direct trade rate and obsolescence in China. Additionally, as stated in June, the company expects to achieve approximately $10 million to $15 million in savings related to its business productivity initiative. The company expects adjusted earnings per share-diluted to be in the $4.10 to $4.18 range, an increase of 3% to 5% on a percentage basis versus 2014, including dilution from acquisitions and divestitures of around $0.20 per share.

Business Segment Results
The following are comments about segment performance for the second quarter of 2015 versus the year ago period. See the attached schedule of supplementary information for additional information on segment net sales and profit.

North America

Hershey’s North America net sales were $1,399.6 million in the second quarter, an increase of 1.8% versus last year. Excluding the 0.6 point impact of unfavorable foreign exchange rates in Canada, North America net sales increased 2.4%. Net price realization was a 5.5 point benefit and volume was off 3.6 points due to snacks and grocery sales that were lower than anticipated and elasticity related to the pricing action that was in line with estimates. On a net basis, the Allan Candy and Krave acquisitions, as well as the Mauna Loa divestiture, were a 0.5 point benefit.

Adjusting for the Mauna Loa divestiture, net sales in the U.S. were slightly ahead of estimates, driven by solid CMG growth. This was partially offset by snacks and grocery softness, primarily due to increased competitive activity in spreads and baking chips. Hershey’s U.S. CMG retail takeaway for the 28 weeks ended July 11, 2015, which along with the comparable period in 2014 encompasses each year’s entire Easter season results, was up 3.1% in the expanded all outlet combined plus convenience store channels (xAOC+C-store), which accounts for approximately 90% of the company’s U.S. retail business. For the 28 weeks ended July 11, 2015, Hershey’s U.S. market share was an industry leading 31.3%, an increase of 0.1 points versus the prior period. As expected, Canada net sales excluding the Allan Candy acquisition and unfavorable foreign currency exchange rates declined low single digits on a percentage basis versus last year, due to the timing of Easter as well as merchandising activity in the year ago period.
North America operating profit increased 13.5% to $460.7 million in the second quarter of 2015, compared to $405.7 million in the second quarter of 2014. Operating profit growth was driven by 340 basis points of gross margin expansion, primarily due to pricing.

International and Other
Second quarter net sales for Hershey’s International and Other segment declined 12.1% to $179.3 million, due primarily to net sales of chocolate in China, which declined about $35 million. Unfavorable foreign currency exchange rates were a 6 point headwind and incremental sales from the SGM acquisition an 8 point benefit. Combined second quarter constant currency net sales in Mexico, Brazil and India, as expected, were in line with the year ago period. In the second quarter, chocolate category retail sales growth in China sequentially improved and was up about 10%. However, competitive activity increased as manufacturers responded to poor Chinese New Year sell through. This resulted in increased trade promotional allowance and discounts that impacted net sales and profitability. For the year-to-date period ended June 30, 2015, Hershey chocolate retail takeaway in China was 4.3%, with market share off 0.1 points. International and

Other operating loss of $44.5 million compares to operating loss of $1.5 million in the second quarter of 2014. Performance was primarily attributable to lower China chocolate net sales and SGM dilution.

Unallocated Corporate Expense
Hershey’s unallocated adjusted corporate expense in the second quarter of 2015 was $126.8 million, an increase of $2.4 million versus the year ago period.

Live Webcast
At 8:30 a.m. ET today, Hershey will host a conference call to elaborate on second quarter results. To access this call as a webcast, please go to Hershey’s web site at http://www.thehersheycompany.com.

Note: In this release, Hershey references income measures that are not in accordance with GAAP because they exclude business realignment charges, impairment charges, business acquisition closing and integration costs, charges related to the 2015 productivity initiative, losses incurred upon dispositions, the gain realized on the sale of a trademark, NSRPE and NSRPI. These non-GAAP financial measures are used in evaluating results of operations for internal purposes. These non-GAAP measures are not intended to replace the presentation of financial results in accordance with GAAP. Rather, the company believes exclusion of such items provides additional information to investors to facilitate the comparison of past and present operations. A reconciliation of the non-GAAP financial measures referenced in this release to their nearest comparable GAAP financial measure as presented in the Consolidated Statement of Income is provided below.

Second Quarter Ended	Gross Profit/ Gross Margin	Operating Profit/ Operating Profit Margin	Interest Expense, net	Other Income (Expense), net	Net Income (Loss)	EPS - Diluted
In thousands except per share amounts

July 5, 2015
GAAP results	$735,408	$7,500	$(18,877)	$(4,759)	$(99,941)	$(0.47)
	46.6%	0.5%
Adjustments:
2015 productivity initiative	—	26,054	—	—	17,717	0.08
Other business realignment charges	1,328	2,771	—	—	2,289	0.01
Acquisition and integration costs	174	2,321	—	—	1,520	0.01
NSRPE	498	931	—	—	548	—
Impairment charge	—	249,811	—	—	249,811	1.13
Impact of excluding securities that are antidilutive when calculating GAAP EPS due to GAAP net loss	—	—	—	—	—	0.02
Non-GAAP results	$737,408	$289,388	$(18,877)	$(4,759)	$171,944	$0.78
	46.7%	18.3%

June 29, 2014
GAAP results	$717,474	$277,283	$(20,734)	$181	$168,168	$0.75
	45.5%	17.6%
Adjustments:
Acquisition and integration costs	—	1,864	(605)	(213)	1,270	0.01
Business realignment, including PNC	(8)	1,239	—	—	766	—
NSRPI	(576)	(297)	—	—	(226)	—
Non-GAAP results	$716,890	$280,089	$(21,339)	$(32)	$169,978	$0.76
	45.4%	17.7%

Six Months Ended	Gross Profit/ Gross Margin	Operating Profit/ Operating Profit Margin	Interest Expense, net	Other Income (Expense), net	Net Income (Loss)	EPS - Diluted
In thousands except per share amounts

July 5, 2015
GAAP results	$1,636,251	$391,666	$(38,079)	$5,081	$144,796	$0.65
	46.5%	11.1%
Adjustments:
2015 productivity initiative	—	26,054	—	—	17,662	0.08
Other business realignment charges	2,676	5,244	—	—	4,358	0.02
Acquisition and integration costs	308	4,894	—	—	3,262	0.01
NSRPE	1,259	2,927	—	—	1,762	0.01
Loss on Mauna Loa divestiture	—	2,667	—	—	47	—
Gain on sale of trademark	—	—	—	(9,950)	(6,288)	(0.03)
Impairment charge	—	249,811	—	—	249,811	1.13
Non-GAAP results	$1,640,494	$683,263	$(38,079)	$(4,869)	$415,410	$1.87
	46.6%	19.4%

June 29, 2014
GAAP results	$1,588,964	$690,046	$(42,019)	$(8,976)	$420,663	$1.86
	46.1%	20.0%
Adjustments:
Acquisition and integration costs	—	3,840	(719)	8,900	7,300	0.03
Business realignment, including PNC	93	4,265	—	—	2,640	0.01
NSRPI	(1,342)	(920)	—	—	(650)	—
Non-GAAP results	$1,587,715	$697,231	$(42,738)	$(76)	$429,953	$1.90
	46.0%	20.2%

Below is a reconciliation of full-year 2015 earnings per share-diluted calculated in accordance with GAAP to non-GAAP adjusted earnings per share-diluted:

	2014	2015 (Projected)
Reported EPS - Diluted	$3.77	$2.49 – $2.66
Acquisition and Integration Charges	0.05	0.05 – 0.06
Business Realignment Charges:
2015 Productivity Initiative	– –	0.29 – 0.35
Other International Programs	0.03	0.04 – 0.05
Impairment Charges	0.06	1.13
Loss on Mauna Loa Divestiture	0.08	– –
Gain on Sale of Trademark	– –	(0.03)
NSRPE	– –	0.04 – 0.05
NSRPI	(0.01)	– –
Adjusted EPS - Diluted	$3.98	$4.10 – $4.18

Safe Harbor Statement
This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Many of these forward-looking statements can be identified by the use of words such as “intend,” “believe,” “expect,” “anticipate,” “should,” “planned,” “projected,” “estimated,” and “potential,” among others. These statements are made based upon current expectations that are subject to risk and uncertainty. Because actual results may differ materially from those contained in the forward-looking statements, you should not place undue reliance on the forward-looking statements when deciding whether to buy, sell or hold the company's securities. Factors that could cause results to differ materially include, but are not limited to: issues or concerns related to the quality and safety of our products, ingredients or packaging; changes in raw material and other costs; selling price increases, including volume declines associated with pricing elasticity; market demand for our new and existing products; increased marketplace competition; disruption to our manufacturing operations or supply chain; failure to successfully execute and integrate acquisitions, divestitures and joint ventures, including SGM; changes in governmental laws and regulations, including taxes; political, economic, and/or financial market conditions; risks and uncertainties related to our international operations; disruptions, failures or security breaches of our information technology infrastructure; the impact of future developments related to civil antitrust lawsuits and the possible investigation by government regulators of alleged pricing practices by members of the confectionery industry in the United States; and such other matters as discussed in our Annual Report on Form 10-K for the year ended December 31, 2014. All information in this press release is as of August 7, 2015. The company undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in the company's expectations.

# # #

The Hershey Company
Consolidated Statements of Income
for the periods ended July 5, 2015 and June 29, 2014
(unaudited) (in thousands except per share amounts)

			Second Quarter		Six Months
			2015	2014	2015	2014

Net sales			$1,578,825	$1,578,350	$3,516,625	$3,450,163

Costs and expenses:
Cost of sales			843,417	860,876	1,880,374	1,861,199
Selling, marketing and administrative			455,545	438,944	969,555	894,746
Goodwill impairment charge			249,811	—	249,811	—
Business realignment charges			22,552	1,247	25,219	4,172

Total costs and expenses			1,571,325	1,301,067	3,124,959	2,760,117

Operating profit			7,500	277,283	391,666	690,046
Interest expense, net			18,877	20,734	38,079	42,019
Other (income) expense, net			4,759	(181)	(5,081)	8,976

Income (loss) before income taxes			(16,136)	256,730	358,668	639,051
Provision for income taxes			83,805	88,562	213,872	218,388

Net income (loss)			$(99,941)	$168,168	$144,796	$420,663

Net income (loss) per share	- Basic	- Common	$(0.47)	$0.78	$0.67	$1.94
	- Diluted	- Common	$(0.47)	$0.75	$0.65	$1.86
	- Basic	- Class B	$(0.42)	$0.70	$0.62	$1.74

Shares outstanding	- Basic	- Common	158,993	162,168	159,520	162,873
	- Diluted	- Common	219,613	224,981	221,935	226,006
	- Basic	- Class B	60,620	60,620	60,620	60,620

Key margins:
Gross margin			46.6%	45.5%	46.5%	46.1%
Operating profit margin			0.5%	17.6%	11.1%	20.0%
Net margin			(6.3)%	10.7%	4.1%	12.2%

The Hershey Company
Supplementary Information – Segment Results
for the periods ended July 5, 2015 and June 29, 2014
(unaudited) (in thousands of dollars)

	Second Quarter			Six Months
	2015	2014	% Change	2015	2014	% Change
Net sales:
North America	$1,399,574	$1,374,529	1.8%	$3,106,569	$3,033,576	2.4%
International and Other	179,251	203,821	(12.1)%	410,056	416,587	(1.6)%
Total	$1,578,825	$1,578,350	—%	$3,516,625	$3,450,163	1.9%

Segment income (loss):
North America	$460,667	$405,732	13.5%	$1,014,973	$944,437	7.5%
International and Other	(44,485)	(1,478)	NM	(66,244)	5,137	NM
Total segment income	416,182	404,254	3.0%	948,729	949,574	(0.1)%
Unallocated corporate expense (1)	126,794	124,165	2.1%	265,466	252,343	5.2%
Charges associated with goodwill impairment	249,811	—	NM	249,811	—	NM
Charges associated with business realignment initiatives	28,825	1,239	NM	33,965	4,265	696.4%
Non-service related pension	931	(297)	(413.5)%	2,927	(920)	(418.2)%
Acquisition integration costs	2,321	1,864	24.5%	4,894	3,840	27.4%
Operating profit	7,500	277,283	(97.3)%	391,666	690,046	(43.2)%
Interest expense, net	18,877	20,734	(9.0)%	38,079	42,019	(9.4)%
Other (income) expense, net	4,759	(181)	NM	(5,081)	8,976	(156.6)%
Income (loss) before income taxes	$(16,136)	$256,730	(106.3)%	$358,668	$639,051	(43.9)%

(1) Includes centrally-managed (a) corporate functional costs relating to legal, treasury, finance, and human resources, (b) expenses associated with the oversight and administration of our global operations, including warehousing, distribution and manufacturing, information systems and global shared services, (c) non-cash stock-based compensation expense, and (d) other gains or losses that are not integral to segment performance.
NM - not meaningful

	Second Quarter		Six Months
	2015	2014	2015	2014
Segment income as a percent of net sales:
North America	32.9%	29.5%	32.7%	31.1%
International and Other	(24.8)%	(0.7)%	(16.2)%	1.2%

The Hershey Company
Consolidated Balance Sheets
as of July 5, 2015 and December 31, 2014
(in thousands of dollars)

Assets	2015	2014
	(unaudited)
Cash and cash equivalents	$302,659	$374,854
Short-term investments	99,310	97,131
Accounts receivable - trade, net	443,452	596,940
Inventories	873,996	801,036
Deferred income taxes	79,676	100,515
Prepaid expenses and other	208,354	276,571

Total current assets	2,007,447	2,247,047

Property, plant and equipment, net	2,180,326	2,151,901
Goodwill	711,335	792,955
Other intangibles	402,567	294,841
Other assets	147,655	142,772

Total assets	$5,449,330	$5,629,516

Liabilities and Stockholders' Equity

Short-term borrowings	$866,427	$635,501
Accounts payable	423,379	482,017
Accrued liabilities	707,365	813,513
Accrued income taxes	21,101	4,616

Total current liabilities	2,018,272	1,935,647

Long-term debt	1,547,399	1,548,963
Other long-term liabilities	515,267	526,003
Deferred income taxes	130,124	99,373

Total liabilities	4,211,062	4,109,986

Redeemable noncontrolling interest	37,383	—

Total stockholders' equity	1,200,885	1,519,530

Total liabilities, redeemable noncontrolling interest and stockholders' equity	$5,449,330	$5,629,516